Exhibit 3(i)

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

CHAMPIONS ONCOLOGY, INC.

Under Section 242 of the Delaware General Corporation Law

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation, CHAMPIONS ONCOLOGY, INC., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Corporation”), hereby executes the following Certificate of Amendment to its Certificate of Incorporation.

FIRST: The name of the Corporation is Champions Oncology, Inc.

SECOND: The Corporation’s Certificate of Incorporation was filed by the Department of State on January 16, 2013.

THIRD: The following amendment to the Corporation’s Certificate of Incorporation was approved by a unanimous written consent in lieu of a meeting of the Corporation’s Board of Directors on March 5, 2015, in accordance with Section 141(f) of the General Corporation Law of the State of Delaware, and a unanimous written consent in lieu of a meeting of the Corporation’s shareholders on March 10, 2015, in accordance with Section 228(a) of the General Corporation Law of the State of Delaware.

FOURTH: Article FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

"FOURTH The total number of shares of common stock which the Corporation is authorized to issue is 200,000,000, at a par value of $0.001 per share (“Common Stock”).”

FIFTH: That the amendment was duly adopted in accordance with the provisions of Section 242 and Sections 141(f) and 228(a) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 23rd day of April, 2015.

CHAMPIONS ONCOLOGY, INC.
By:	/s/ Joel Ackerman
Name:	Joel Ackerman
Title:	Chief Executive Officer